Exhibit 10.1
Fiscal 2026 Form of Award

BROWN-FORMAN
2022 OMNIBUS COMPENSATION PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

SUMMARY
Participant:	[_______________]
Award Date:	[_______________]
Performance Period	May 1, [____] through April 30, [____]
Target Number of RSUs:	[_______________]
Threshold Number of RSUs:	50% of Target Number of RSUs
Maximum Number of RSUs:	150% of Target Number of RSUs

THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD, effective as of the Award Date set forth in the table above, represents a grant of Performance-Based Restricted Stock Units (“RSUs”), by Brown-Forman Corporation, a Delaware corporation (the “Company”), under the Brown-Forman 2022 Omnibus Compensation Plan (the “Plan”) to the employee of the Company or an Affiliate named above (“Participant”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan.
1.    Grant of Restricted Stock Units. The Company hereby grants to the Participant that target number of RSUs set forth in the table above. Each RSU represents the right to receive one share of the Company’s Class B Common Stock, $0.15 par value per share (“Share(s)”), subject to the additional terms and conditions set forth in this Performance-Based Restricted Stock Unit Award (the “Award”) and the Plan. For purposes of this Award, “Common Stock” means a share of common stock of the Company. The RSUs are granted pursuant to Section 7.3 of the Plan as “market value units” (“MVUs”), and for purposes of the Plan, shall be designated and treated as MVUs under the Plan.
2.    Performance-Based Vesting and Settlement. The number of Shares, if any, that may be issued pursuant to the terms of this Award will be calculated based on the attainment, as determined by the Plan Administrator, of the performance goals described in Exhibit A to this Award (the “Performance Goals”) over the Performance Period set forth in the table above, which number of Shares may be equal to all or a portion, including none, of the Maximum Number of RSUs set forth in the table above. Promptly following the completion of the Performance Period the Plan Administrator will review and certify in writing (i) whether, and to what extent, the Performance Goals for the Performance Period have been achieved, and (ii) the number of RSUs (rounded up to the nearest whole number), if any, that will vest (or, in the case of vesting under Section 4.1 or Section 4.3, will be eligible to vest) as of the date of such certification (the “Certification Date”), based on the extent to which the Performance Goals have been satisfied (any such number of RSUs, the “Realized RSUs”). Unless otherwise provided in Appendix B, Realized RSUs will be settled in Shares promptly following the Certification Date and in no event later than seventy-five (75) days following the end of the Performance Period.
The Plan Administrator’s determinations pursuant to this Section 2 shall be final, conclusive and binding. Except as provided in Section 4 or in Section 5 below, the Participant must remain continuously employed by the Company or an Affiliate (the “Employer”) from the Award Date and extending through to the last day of the Performance Period in order to vest in the Realized RSUs.

Notwithstanding the foregoing, and subject to achievement of the Operating Income Metric (as set forth in Exhibit A), the Participant shall vest in a minimum number of RSUs equal to 50% of Target Number of RSUs in the event the Participant remains continuously employed by the Company or its Affiliates from the Award Date through the last day of the Performance Period. Any RSUs that vest pursuant to this paragraph shall be considered Realized RSUs.
3.    Forfeiture. A Participant may not vest in a number of RSUs in excess of the Realized RSUs. Accordingly, any RSUs that do not become Realized RSUs in accordance with Section 2 shall be forfeited and immediately cancelled as of the Certification Date. If the Participant terminates employment with the Employer prior to the last day of the Performance Period, unless otherwise provided in Section 4 or in Section 5, such Participant will forfeit all right, title and interest in the RSUs. If Section 4 or 5 below applies to the Participant and the Participant becomes vested in a prorated number of Realized RSU or prorated Target Number of RSUs, the balance of the Award that does not thereby become vested shall be forfeited and immediately canceled.
4.    Termination of Employment. In the event the Participant does not remain continuously employed by the Employer until the last day of the Performance Period, the following rules will apply:
4.1    Retirement. If the Participant terminates employment by reason of Retirement (as defined below) during the first fiscal year of the Performance Period, (i) the Participant’s RSUs shall continue until the Certification Date as if such Participant continued to be employed by the Employer, and (ii) if the Plan Administrator’s certification of the Performance Goals on the Certification Date produces Realized RSUs, then the Participant shall vest in a prorated number of the Realized RSUs on the Certification Date. For purposes of the preceding sentence, in determining the Participant’s prorated Realized RSUs, the Participant’s Realized RSUs shall be reduced to the number of RSUs determined by multiplying the total Realized RSUs under the Award by a fraction, the numerator of which is the number of whole months worked during the first fiscal year of the Performance Period prior to the Participant’s Retirement and the denominator of which is 12. For purposes of this paragraph and subject to achievement of the Operating Income Metric, the number of Realized RSUs shall not be less than 50% of the Target Number of RSUs.
If the Participant terminates employment by reason of Retirement during the second or third fiscal years of the Performance Period, (i) the Participant’s RSUs shall continue until the Certification Date as if such Participant continued to be employed by the Employer, and (ii) if the Plan Administrator’s certification of the Performance Goals on the Certification Date produces Realized RSUs, then the Participant shall vest in such Realized RSUs (without proration) on the Certification Date. Notwithstanding the foregoing, and subject to achievement of the Operating Income Metric, the Participant’s Realized RSUs for purposes of this paragraph shall not be less than 50% of the Target Number of RSUs.
For purposes of this Section 4.1, “Retirement” means Termination (as defined below) of employment, other than by the Employer for Cause, on or after reaching age 55 with at least five (5) full years of service, or on or after reaching age 65 with any amount of service.
4.2    Death/Disability. If the Participant terminates employment by reason of death or Disability during the first fiscal year of the Performance Period, the Participant shall immediately vest in a prorated Target Number of RSUs. For purposes of the preceding sentence, in determining the Participant’s prorated Target Number of RSUs, the Target Number of RSUs shall be reduced to the number of RSUs determined by multiplying the Participant’s Target Number of RSUs by a fraction, the numerator of which is the number of whole months worked during the first fiscal year of the Performance Period prior to the Participant’s Termination and the denominator of which is 12. If the Participant terminates employment by reason of death or Disability during the second or third fiscal years of the Performance Period, the Participant shall immediately vest in the Target Number of RSUs. For purposes of this Section 4.2, “Disability” shall be determined by the Plan Administrator in its sole discretion, in accordance with Section 2.15 of the Plan.
4.3    Voluntary Termination, Involuntary Termination for Cause, Involuntary Termination for Poor Performance. Notwithstanding anything to the contrary herein, if the Participant is terminated by the Company for Cause or terminated for Poor Performance (as determined by the Plan Administrator in its sole discretion), before the completion of the Performance Period, then all rights under the Award shall be immediately forfeited and no RSUs shall become vested or payable on the settlement date, unless otherwise determined by the Plan Administrator.
4.4.    Involuntary Termination without Cause. If the Participant is involuntarily terminated by the Employer without Cause during the first fiscal year of the Performance Period, (i) the Participant’s RSUs shall continue until the Certification Date as if such Participant continued to be employed by the Employer, and (ii) if the Plan Administrator’s certification of the Performance Goals on the Certification Date produces Realized RSUs, then the Participant shall vest in a prorated number of the Realized RSUs on the Certification Date. For purposes of the preceding sentence, in determining the Participant’s prorated Realized RSUs, the Participant’s Realized RSUs shall be reduced to the number of RSUs determined by multiplying the total Realized RSUs under the Award by a fraction, the numerator of which is the number of whole months worked during the first fiscal year of the Performance Period prior to the Participant’s involuntary Termination without Cause and the denominator of which is 12. For purposes of this paragraph, and subject to achievement of the Operating Income Metric, the number of Realized RSUs shall not be less than 50% of the Target Number of RSUs.
If the Participant is involuntarily terminated by the Employer without Cause during the second or third fiscal years of the Performance Period, (i) the Participant’s RSUs shall continue until the Certification Date as if such Participant continued to be employed by the Employer, and (ii) if the Plan Administrator’s certification of the Performance Goals on the Certification Date produces Realized RSUs, then the Participant shall vest in such Realized RSUs (without proration) on the Certification Date. For purposes of this paragraph, and subject to achievement of the Operating Income Metric, the number of Realized RSUs shall not be less than 50% of Target Number of RSUs.
4.5.    Termination for Any Other Reason. Unless otherwise determined by the Plan Administrator, in its sole discretion, if the Participant’s employment is terminated for any reason other than those set out in Sections 4.1, 4.2, 4.3, 4.4, or 5 of this Award, unvested RSUs shall be immediately cancelled, and the Participant will forfeit any right to settlement of those cancelled RSUs.
5.    Change in Control. Upon the occurrence of a Change in Control, the RSUs shall be treated in accordance with Article 10 of the Plan; provided however, that if within two (2) years following a Change in Control, a Termination of employment by the Employer without Cause or due to a Constructive Discharge occurs during the Performance Period, the Participant shall immediately vest in the Target Number of RSUs. Notwithstanding, if the Termination contemplated in the foregoing sentence occurs in the first fiscal year of the Performance Period, the RSUs shall vest in a prorated Target Number of RSUs, determined by multiplying the Target Number of RSUs by a fraction, the numerator of which is the number of months worked during the first fiscal year of the Performance Period prior to the Participant’s Termination of employment and the denominator of which is 12.

6.    Covenants.
6.1    Confidential Information. The Participant represents, warrants and agrees that the Participant will not, in the course of the Participant’s employment with the Company, improperly use or disclose any Confidential Information or other proprietary information of any former employer or other person or entity for whom the Participant performed services of any kind.
The Company’s employment of the Participant has and will result in the Participant’s exposure and access to confidential and proprietary information of the Company and its Affiliates and, in certain situations, certain third parties who have provided or in the future provide information to the Company or any of its Affiliates subject to confidentiality and non-use restrictions. The term “Confidential Information” will mean all such confidential and proprietary information, in whatever form or medium, including actual and prospective client lists and pricing information; leases; actual and prospective vendor lists, pricing information and vendor contracts or arrangements; business plans, programs and tactics; trade secrets; inventions; research and development information and personnel information; provided, however, the term “Confidential Information” shall not include any of the above forms of information which has become public knowledge, unless such Confidential Information became public knowledge due to any act or acts by the Participant in violation of this Award. All Confidential Information is of irreplaceable value to the Company and such third parties. Except as required to perform the Participant’s responsibilities for the Company, to comply with law or regulation or as authorized in writing in advance by the Company, the Participant will not, at any time, use, disclose or take any action which may result in the use or disclosure of any Confidential Information. Notwithstanding the foregoing, the Participant may disclose such Confidential Information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company and/or its Affiliates, as the case may be, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order the Participant to divulge, disclose or make accessible such information; provided, further, that in the event that the Participant is ordered by any such court or other governmental agency, administrative body, or legislative body to disclose any Confidential Information, the Participant shall (i) promptly notify the Company of such order, (ii) at the reasonable written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur, and (iii) at the reasonable written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order. Immediately upon the Company’s request or on the Termination date of the Participant’s employment, whichever comes first, the Participant will return to the Company all Confidential Information and any other property of the Company or any third parties which is in the Participant’s possession or control by virtue of the Participant’s employment by the Company. Property to be returned to the Company will include all documents and things in the Participant’s possession or control, whether in tangible or electronic format and whether such documents or things contain any Confidential Information, all computer programs, files, storage devices, all written or printed files, manuals, contracts, memoranda, forms, notes, records, charts and any and all copies of, or extracts from, any of the foregoing. The Participant may retain materials pertaining to his performance and compensation as an employee of the Company to the extent required by applicable law.
6.2    Intellectual Property and Developments. The Participant has not and will not, at any time, have or claim any right, title or interest in any trade name, patent, trademark, service mark, trade dress, trade design, logo, copyright, intellectual property, methodology, technology, procedure, concept, idea or other similar right or asset (collectively, “Intellectual Property”) belonging to the Company or any of its Affiliates or any third party contracting with the Company or any of its Affiliates. The Participant has not and will not have or claim any right, title or interest in any material or matter of any kind prepared for, or used in connection with, the business or promotion of the Company or any of its Affiliates or of any third party contracting with the Company, whether produced, prepared or published in whole or in part by the Participant, the Company or any of its Affiliates or any third party contracting with the Company or any of its Affiliates. All Intellectual Property that is conceived, devised, made, developed, reduced to practice or perfected by the Participant, alone or with others, during the Participant’s employment that is related in any way to the current or future business or products of the Company or any of its Affiliates or is devised, made, developed, reduced to practice or perfected utilizing equipment or facilities of the Company or any of its Affiliates will be promptly disclosed to the Company, will be deemed “works for hire” and will immediately upon creation become the sole, absolute and exclusive property of the Company. If and to the extent that any of such Intellectual Property should be determined for any reason not to be a work for hire, the Participant hereby assigns to the Company all of the Participant’s right, title and interest in and to such Intellectual Property. At the reasonable request and expense of the Company but without charge to the Company, the Participant will cooperate fully with the Company to secure any trade name, patent, trademark, copyright or intellectual property protection or other similar rights in the United States or foreign countries, including the execution and delivery of assignments, patent applications and other documents or papers. This Section 6.4 will not apply to any Intellectual Property for which no Confidential Information or equipment, supplies or facilities of the Company or any of its Affiliates or any third party contracting with the Company or any of its Affiliates were used and which was developed entirely on the Participant’s own time, unless the Intellectual Property (a) relates to the business or products of the Company or any of its Affiliates or any actual or demonstrably anticipated research or development activity of the Company or any of its Affiliates or (b) results from any work performed by the Participant for the Company or any of its Affiliates.
6.3    Remedies. The Participant acknowledges that the covenants contained in this Section 6 are necessary to protect the Company’s legitimate business interests. Without limiting the rights of the Company to pursue and obtain any other legal or equitable remedies available to it for any breach by the Participant of the covenants contained in this Section 6, the Participant further acknowledges that a breach of such covenants would cause a loss to the Company that could not reasonably or adequately be compensated in damages in an action at law, that remedies other than injunctive relief could not fully compensate the Company for a breach of such covenants and that, accordingly, the Company will be entitled to injunctive relief, without the requirement for the payment of a bond, to prevent any breach or continuing breaches of the Participant’s covenants as set forth in this Section 6. Moreover, in the event the Participant breaches any of the Participant’s obligations in this Section 6, the Participant shall immediately and automatically forfeit all RSUs granted hereunder (whether vested or unvested) and shall promptly repay to the Company any amounts received by the Participant pursuant to this Award.
Any provision, or any part of any provision, of this Section 6 found by a court (or an arbitrator or other adjudicator, if applicable) to be unreasonably broad or otherwise unenforceable in any respect (including with respect to geographic area, duration, or scope) shall be modified to render it enforceable to the maximum extent permitted by law and enforced as modified.
6.4    Executive Officers. In addition to the covenants contained in this Section 6, Participants that are Executive Officers (as defined in the Plan) on or following the Grant Date shall be subject to the additional covenants contained on Appendix A. For avoidance of doubt, the Participant described in this Section 6.4 acknowledges that the remedies set forth in Section 6.3 shall apply to the additional covenants contained on Appendix A.
7.    Severance Recipients and Release of Claims. Notwithstanding the provisions in the Plan or this Award to the contrary, any Participant who otherwise would become vested in any portion of the RSUs pursuant to Section 4.1, Section 4.2 or Section 4.3, and who is also eligible to receive a cash severance payment from the Employer, shall, as a condition of becoming so vested, receiving the Shares which are to be delivered pursuant to this Award and receiving such cash severance payment, be required to execute a general release waiving all claims, if any, arising from the Participant’s employment or Termination from employment that such Participant may have against the Employer and its employees, agents and affiliates. The Participant’s failure to execute such a general release or to allow an executed release to become irrevocable in accordance with its terms shall render this Award null and void, and the RSUs hereunder shall be forfeited and immediately canceled.
8.    Issuance of Shares; Delivery. The issuance of the Shares with respect to the Participant’s vested RSUs, if any, will be evidenced in such manner as the Company, in its discretion, deems appropriate, including, without limitation, book entry, registration or issuance of one or more share certificates. The number of Shares represented by the Participant’s vested RSUs, if any, will be delivered to the Participant within seventy-five (75) days of vesting, with the delivery date within such period to be determined by the Company in its sole discretion.
9.    Rights as a Stockholder / Dividend Equivalents. The Participant has no rights as a stockholder with respect to the RSUs. Applicable stockholder rights accrue only upon the delivery of the Shares subsequent to the vesting of the RSUs in accordance with the terms of this Award. However, dividend equivalents will be accrued on the Award if and to the extent the Company declares an ordinary cash or stock dividend on the Shares during either the second fiscal year or third fiscal year of the Performance Period based on the dividend yields for each such year as determined by the Plan Administrator in its sole discretion, and the number of vested Shares delivered to the Participant in respect of the Realized RSUs shall be increased to reflect such dividend equivalents. In addition, if, after the last day of the Performance Period the Company declares an ordinary cash or stock dividend on the Shares, and the record date for such dividend precedes delivery of the vested Shares to the Participant in respect of the Realized RSUs, then the Participant shall be entitled to a cash payment in an amount equivalent in value of the dividends that would have been payable to the Participant for each Share delivered to the Participant under this Award upon delivery of Participant’s vested Shares.
10.    Non-Transferability of RSUs. Until the delivery of the Shares with respect to the RSUs in accordance with terms of this Award, the RSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by the Participant. Any attempt by the Participant to do so shall render this Award null and void, and the RSUs thereunder shall be forfeited and immediately cancelled.
11.    Recapitalization. If there is any change in the Company’s equity capitalization through the declaration of stock dividends, a recapitalization, stock splits, or through merger, consolidation, exchange of Shares, or otherwise, or in the event of an extraordinary dividend or other corporate transaction, the Plan Administrator shall adjust the number and class of Shares subject to this Award (including by making a different kind or class of securities subject to the Award), or take other action pursuant to Section 4.4 of the Plan, to prevent dilution or enlargement of the Participant’s rights.
12.    Beneficiary Designation. The Participant, if employed in the United States, may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Award is to be paid in case of his or her death before he or she receives any vested benefit. Each such designation shall revoke all prior designations by the Participant, shall be in a form prescribed by the Company, and will be effective only when delivered during the Participant’s lifetime to the Company at its executive offices, mailed to Brown-Forman Corporation, 850 Dixie Highway, Louisville, Kentucky 40210, addressed to the attention of the Compensation Department.

Absent a Participant’s proper and timely designation of a beneficiary under this Section 12, any vested benefit payable under this Award upon the Participant’s death shall be paid to the Participant’s surviving spouse, or, if none, to the Participant’s estate.
13.    Continuation of Employment. This Award shall not confer upon the Participant any right to continued employment by the Employer, nor shall this Award interfere in any way with the Employer’s right to terminate the Participant’s employment at any time. A transfer of the Participant’s employment between the Employer and any of its subsidiaries, or between any divisions or subsidiaries of the Employer shall not be deemed a Termination of employment for purposes of the vesting of the RSUs.
14.    Tax Consequences. By accepting this Award, the Participant acknowledges that (i) the Participant (and not the Company) shall be responsible for any tax liability that may arise as a result of this Award and/or its vesting and the issuance of Shares in connection therewith; (ii) he or she understands that the Company may deduct or withhold a number of Shares, not to exceed 50% of the fair market value of Shares to be delivered pursuant to the vesting of this Award, or require the Participant to remit cash to the Company, sufficient to, except as next described, satisfy the minimum Federal, state, local and foreign taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to the delivery of Shares pursuant to the vesting of this Award and/or delivery of Shares as a result of vesting; and (iii) he or she is encouraged to consult with a qualified tax advisor concerning the RSUs. In the case of the Share withholding described in the preceding sentence, the Company may instead choose to withhold an amount of Shares greater than the minimum, up to the amount required to satisfy the Participant’s maximum individual tax rate, provided updated accounting standards are in effect that would provide the same treatment for the increased withholding as provided for minimum withholding.
15.    Data Privacy. As a condition of the grant of the RSUs, the Participant consents to the collection, use, and transfer of personal data as described in this paragraph. The Participant understands that the Company and its Affiliates hold certain personal information about the Participant, including his or her name, home address and telephone number, date of birth, social security number or equivalent, salary, nationality, job title, ownership interests or directorships held in the Company or its Affiliates, and details of all equity awards or other entitlements to Shares awarded, cancelled, exercised, vested or unvested (“Data”). The Participant further understands that the Company and its Affiliates will transfer Data amongst themselves as necessary for the purposes of implementation, administration, and management of his or her participation in the Plan, and that the Company and any of its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan. The Participant authorizes them to receive, possess, use, retain, and transfer such Data as may be required for the administration of the Plan or the subsequent holding of Shares on his or her behalf, in electronic or other form, for the purposes of implementing, administering, and managing his or her participation in the Plan, including any requisite transfer to a broker or other third party with whom he or she may elect to deposit any Shares acquired under the Plan. The Participant understands that he or she may, at any time, view such Data or require any necessary amendments to the Data.
16.    Miscellaneous.
16.1    This Award and the Participant’s rights under it are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules as the Plan Administrator may adopt. The Plan Administrator may, in its sole discretion, administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and the RSUs, all of which shall be binding upon the Participant.

16.2    Subject to the provisions of the Plan and any applicable law (including Section 409A of the Code), the Board may terminate, amend, or modify the Plan; provided, however, that no such Termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Award, without the written consent of the Participant.
16.3    This Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Participant agrees to take all steps necessary to comply with all Federal and state securities laws applicable to this Award.
16.4    The Company’s obligations under the Plan and this Award shall bind any successor to the Company, whether succession results from a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
16.5    To the extent not preempted by Federal law, this Award shall be governed by, and construed in accordance with, the laws of the State of Delaware.
16.6    All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three postal delivery days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Award, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
If to the Company:
Brown-Forman Corporation
Attn:
850 Dixie Highway
Louisville, Kentucky 40210

If to the Participant:
To the most recent address of Participant set forth in the personnel records of the Company; which, in accordance with the above, the Participant shall inform the Company upon any change in the Participant’s address.
16.7    This Award is subject to the terms of the Plan, as may be amended from time to time. In the event of a conflict between this document and the Plan, the Plan as well as any determinations made by the Plan Administrator as authorized by the Plan, shall govern.
16.8    The parties acknowledge and agree that, to the extent applicable, this Award shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with or exemption from, Section 409A of the Code and the Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Award Date. Notwithstanding any provision of this Award to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Award may be subject to Section 409A of the Code, the Company may adopt such limited amendments to this Award and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Award from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Award or (ii) comply with the requirements of Section 409A of the Code. Although the Company intends to take such actions so as to allow the Award to avoid adverse tax treatment pursuant to Section 409A of the Code and otherwise, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on the Participant.
16.9    Notwithstanding any other provision of this Award, to the extent the delivery of the Shares represented by this Award is treated as non-qualified deferred compensation subject to Section 409A of the Code, then (a) no delivery of such Shares shall be made upon a Participant’s Termination of employment unless such Termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations (“Termination” or “Terminated”) and (b) if the Participant is deemed at the time of his Termination of employment to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed delivery of the Shares to which the Participant is entitled under this Award, and which is deliverable to the Participant due to his or her Termination of employment, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such delivery of Shares shall not be made to the Participant prior to the earlier of (x) the expiration of the six-month period measured from the date of the Participant’s “separation from service” with the Employer (as such term is defined in Section 1.409A-1(h) of the Treasury Regulations) or (y) the date of the Participant’s death. The determination of whether the Participant is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Treasury Regulations and any successor provision thereto).
16.10    THIS AWARD IS SUBJECT TO THE BROWN-FORMAN CORPORATION INCENTIVE COMPENSATION RECOUPMENT POLICY (AS APPLICABLE), OR SUCH OTHER APPLICABLE COMPENSATION RECOVERY POLICY AS MAY BE PUT INTO EFFECT FROM TIME TO TIME BY THE PLAN ADMINISTRATOR OR THE BOARD. BY ACCEPTING THIS GRANT, THE UNDERSIGNED ACKNOWLEDGES THAT HE OR SHE HAS BEEN PROVIDED WITH A COPY OF ANY SUCH POLICY, OR ACKNOWLEDGES THAT SUCH POLICY HAS OTHERWISE BEEN MADE AVAILABLE TO HIM OR HER, AND UNDERSTANDS THE TERMS AND CONDITIONS THEREOF.
16.11    Non-U.S. Participants. In addition to the provisions set forth in this Award, Participants that reside outside of the United States shall be subject to the terms and conditions set forth on Appendix B and the terms and conditions applicable to the country in which such Participant is a citizen or resident of as of the Grant Date. If the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, or transfers to a different country after the Grant Date, the Company will determine to what extent the terms and conditions set forth in Appendix B will apply to the Participant.

This Award is subject to the terms and conditions hereof.

BROWN-FORMAN CORPORATION

By:

Title:

[Certain information has been excluded because it is both not material and is the type that the registrant treats as private or confidential]
PERFORMANCE GOALS
The number of Realized RSUs will be determined based on (i) Peer Group Relative TSR Performance and (ii) Peer Group Relative Operating Income Performance (as defined below).
Specifically, (i) the Peer Company Relative TSR Performance shall determine the vesting of up to 50% of the Target Number of RSUs that become Realized RSUs (“TSR PBRSUs”) and (ii) the Peer Group Relative Operating Income Performance determine the vesting of up to 50% of the Target Number of RSUs that become Realized RSUs (“OI PBRSUs”), each as described in the table below:

	TSR PBRSUs		OI PBRSUs
	Peer Group Relative Performance	Percentage of Target Number of TSR PBRSUs that become Realized RSUs	Peer Group Relative Operating Income Performance	Percentage of Target Number of OI PBRSUs that become Realized RSUs
Threshold	30th percentile or below	50%	30th percentile or below	50%
Target	55th percentile	100%	55th percentile	100%
Maximum	80th percentile	150%	80th percentile	150%

Payouts for performance between Threshold and Target and between Target and Maximum will be interpolated using a straight-line method.
Notwithstanding the foregoing, if, as of close of the Performance Period, the Company fails to achieve its adjusted operating income metric determined by the Plan Administrator (the “Operating Income Metric”), the number of Realized RSUs shall equal zero (i.e. no RSUs shall vest pursuant to the Award). For grants of RSUs made pursuant to this Award, the Operating Income Metric shall be $[ ] during the Performance Period.
Definitions
“Company Adjusted Operating Income Growth” means the compound annual growth rate, expressed as a percentage (rounded to the nearest tenth of a percent (0.1%)), of the Company’s annual operating income determined according to GAAP and adjusted to an organic basis, as defined in the Company’s non-GAAP measures, except that Company Adjusted Operating Income Growth will not include any adjustment related to foreign exchange. The period to be used in the calculation in the preceding sentence will be the most recent three (3) years from the last day of the Performance Period.
“Company TSR Percentage” means the cumulative return, expressed as a percentage (rounded to the nearest tenth of a percent (0.1%)), in the value per Share during the Performance Period due to the appreciation in the price per Share and dividends declared during the Performance Period, assuming dividends are reinvested. In determining the starting and ending prices per Share to perform the calculation in the preceding sentence, the average price per Share for the sixty (60) trading days immediately prior to the first and last days of the Performance Period, as applicable, shall be used.
“Peer Group Companies” shall mean the following companies:

The Boston Beer Company, Inc.	Ambev S.A.	Davide Campari-Milano N.V.
Constellation Brands, Inc.	Anheuser-Busch InBev SA/NV	Heineken N.V.
Diageo plc	Becle, S.A.B. de C.V.	Kirin Holdings Company, Limited
Molson Coors Beverage Company	Carlsberg A/S	MGP Ingredients, Inc.
Pernod Ricard SA	Compañia Cervecerías Unidas S.A.	Rémy Cointreau SA

“Peer Group Operating Income Growth” means the compound annual growth rate, expressed as a percentage (rounded to the nearest tenth of a percent (0.1%)), of the annual operating income of each company of the Peer Group Companies during the Performance Period, calculated in a manner consistent with the Company Adjusted Operating Income Growth and from publicly available information. The period to be used in the calculation in the preceding sentence will be the most recent three (3) years ending on the last day of the Performance Period.
“Peer Group Relative Operating Income Performance” means the Company Adjusted Operating Income Growth compared to the Peer Group Operating Income Growth, expressed as a percentile ranking against the Peer Group Companies.
“Peer Group Relative TSR Performance” means the Company TSR Percentage compared to the Peer Group TSR Percentages, expressed as a percentile ranking against the Peer Group Companies.
“Peer Group TSR Percentage” means the cumulative return, expressed as a percentage (rounded to the nearest tenth of a percent (0.1%)), of each company of the Peer Group Companies during the Performance Period, calculated in a manner consistent with the Company TSR Percentage from publicly available information.

APPENDIX A
BROWN-FORMAN
2022 OMNIBUS COMPENSATION PLAN

APPENDIX TO THE
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD

EXECUTIVE OFFICERS

This Appendix A, which is part of the Award, includes additional terms and conditions that govern the Award and shall apply to the Participant if the Participant is an Executive Officer (as defined in the Plan). Capitalized terms used but not defined in this Appendix A shall have the meanings as given in the Award or the Plan. All Section references herein are to the Award unless otherwise specified as a reference to the Plan document.

Executive Officers. In addition to the covenants contained in Section 6 of the Award, Participants that are Executive Officers on or following the Grant Date shall be subject to the additional covenants contained in this Appendix A, which shall be added to Section 6. For avoidance of doubt, the Participant covered under Section 6.4 of the Award and this Appendix A acknowledges that the remedies set forth in Section 6.3 of the Award shall apply to the additional covenants contained in this Appendix A.
6.5    Noncompetition. From the Award Date until the one-year anniversary of the Participant’s voluntary resignation as an employee of the Company (the “Restricted Period”), the Participant shall not engage, directly or indirectly, anywhere in the United States , whether as an executive officer, board member, agent, consultant, independent contractor, 1% or greater owner or partner in, shareholder of more than 5% of the outstanding shares, representative or employee in a business competitive with the Company or its Affiliates.
6.6    Nonsolicitation. During the Restricted Period, the Participant shall not directly or indirectly solicit any Customer or Prospective Customer (each as defined below) of the Company or any of its Affiliates for the purpose of engaging in a business competitive with the Company or its Affiliates; nor shall the Participant directly or indirectly induce, solicit, or attempt to persuade any employee of the Company or any of its Affiliates to terminate employment with the Company or such Affiliate in order to enter into any employment relationship with, or perform services in any capacity for, any other business entity, whether or not such entity is engaged in a business competitive with the Company.
A “Customer” means any customer of the Company or any of its Affiliates with respect to whom, at any time during the two (2) years before the termination of the Participant’s employment with the Company, the Participant performed services on behalf of the Company or such Affiliate or had substantial contact or acquired or had access to Confidential Information (as defined below) or other substantial information relating to such customer as a result of such employment, including any actual or prospective tenant or vendor.
A “Prospective Customer” means any entity other than a Customer with respect to whom, at any time during the one (1) year period before the termination of the Participant’s employment with the Company the Participant submitted or assisted in the submission of a presentation or proposal of any kind on behalf of the Company or any of its Affiliates, had substantial contact with or acquired or had access to

Confidential Information or other substantial information relating to such Prospective Customer as a result of such employment, including any actual or prospective tenant or vendor.
A business will be considered “competitive with the Company” if such business is engaged in alcoholic beverage manufacturing, production, distribution, or similar activities.

APPENDIX B

BROWN-FORMAN
2022 OMNIBUS COMPENSATION PLAN

APPENDIX TO THE
STOCK-SETTLED STOCK APPRECIATION RIGHT AWARD AGREEMENT

TERMS AND CONDITIONS FOR NON-U.S. PARTICIPANTS